Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Ariba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-107864, 333-61064, 333-73458, 333-81773, 333-89119, 333-95665, 333-33544, 333-46820, and 333-84916) on Form S-8 of Ariba, Inc. of our report dated October 22, 2003 except as to note 12, which is as of January 23, 2004, with respect to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in Amendment No. 2 to the September 30, 2003 annual report on Form 10-K/A of Ariba, Inc.

/s/    KPMG LLP

Mountain View, California

January 27, 2004